As filed with the Securities and Exchange Commission on March 13, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

EQUITY RESIDENTIAL

(Exact name of registrant as specified in its charter)

Maryland	13-3675988
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606
(312) 474-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Neithercut
President and Chief Executive Officer
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606
(312) 474-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Hal M. Brown, Esq.
DLA Piper US LLP
203 North LaSalle Street, Suite 1900
Chicago, Illinois  60601
(312) 368-4012

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Shares of Beneficial Interest, $0.01 par value per share	1,135,072	$47.59	$54,018,077	$1,659

(1)             Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on March 8, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion

Dated March 13, 2007

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where such offer or sale is unlawful.

PROSPECTUS

1,135,072 Shares

EQUITY RESIDENTIAL

Common Shares of Beneficial Interest

This prospectus relates solely to the offer and sale from time to time of up to 1,135,072 of our common shares of beneficial interest (“Common Shares”) by the persons listed below, who are, or may become, shareholders of Equity Residential. In this prospectus we refer to these persons as the Selling Shareholders. We may issue such Common Shares to the Selling Shareholders, upon their request, in exchange for their units of limited partnership interest in ERP Operating Limited Partnership, our operating partnership. Our registration of these Common Shares is not meant to imply that the Selling Shareholders will offer to sell any of these Common Shares.

The Selling Shareholders may offer their common shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. The Selling Shareholders may sell their Common Shares directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

We are registering the Common Shares to permit the holders to sell without restriction in the open market or otherwise, but the registration of these Common Shares does not necessarily mean that any holders will elect to exchange their units of limited partnership interest in our operating partnership or offer or sell any of these Common Shares. Also, we may elect to pay cash for the units of our operating partnership tendered rather than issue Common Shares. Although we will incur expenses in connection with the registration of the 1,135,072 Common Shares, we will not receive any cash proceeds upon their issuance.

The Common Shares are listed on the New York Stock Exchange under the symbol “EQR”.

Investing in our securities involves risk. Before buying our securities, you should read and consider the risk factors included in our periodic reports and in other information that we file with the Securities and Exchange Commission. See “Special Note Regarding Forward-Looking Statements.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2007.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common share, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in that section. These forward-looking statements relate to, without limitation, our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terms. The cautionary statements under the caption “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference, and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You may read and copy these reports, proxy statements and other information at the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the reports, proxy and information statements and other information regarding issuers that file electronically with the Commission by accessing the Commission’s World Wide Web site at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated into this prospectus by reference (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits):

a.                 Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-12252).

b.                Current Reports on Form 8-K filed on March 5, 2007 and March 6, 2007 (File No. 001-12252).

c.                 Description of our common shares contained in our registration statement on Form 8-A/A dated August 10, 1993.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of all Common Shares under this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including, but not limited to, any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or any exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be modified or superseded by inconsistent statements in any document we file in the future that will be deemed incorporated by reference herein, including any prospectus supplement that supplements this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. Subject to the foregoing, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

We will provide, without charge, copies of all documents that are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attention:  Martin McKenna (telephone number: (312) 474-1300).

Unless otherwise indicated, when used herein, the terms “we” and “us” refer to Equity Residential, a Maryland real estate investment trust, and its subsidiaries, including ERP Operating Limited Partnership, its operating partnership.

THE COMPANY

We are a Maryland real estate investment trust (“REIT”) formed in March 1993 and are an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top United States growth markets.

We are one of the largest publicly traded real estate companies and the largest publicly traded owner of multifamily properties in the United States of America (based on the aggregate market value of our outstanding common shares, the number of apartment units wholly owned and total revenues earned). Our corporate headquarters are located in Chicago, Illinois and we also operate approximately thirty-five property management offices throughout the United States of America.

Our executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and our telephone number is (312) 474-1300.

NO PROCEEDS TO THE COMPANY

We will not receive any of the proceeds from the sale of Common Shares by Selling Shareholders. We will pay all of the costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby, except that certain Selling Shareholders will pay their pro rata share of all such costs and expenses. Notwithstanding the previous sentence, any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Shareholders and share transfer and other taxes attributable to the issuance by us of the Common Shares will be paid by the Selling Shareholders and future holders of the Common Shares.

SELLING SHAREHOLDERS

We may issue up to 1,135,072 Common Shares to the Selling Shareholders if and to the extent that the Selling Shareholders who currently hold units of limited partnership interest in our operating partnership (“Units”) exchange their Units and we issue Common Shares to them in exchange therefor. Following our issuance of any of the offered Common Shares, the Selling Shareholders may resell the Common Shares covered by this prospectus as provided under the Plan of Distribution section of this prospectus or as described in an applicable prospectus supplement.

The following table sets forth the name of each Selling Shareholder and the maximum number of Common Shares to be owned upon exchange of Units, all of which may be offered by such Selling Shareholders pursuant to this prospectus. The number of Common Shares set forth in the following table is also the number of Common Shares beneficially owned by each selling shareholder prior to the offering, except as otherwise set forth therein. Because the Selling Shareholders may sell all or some of their offered

Common Shares, no estimate can be made of the number of offered Common Shares that will be sold by the Selling Shareholders or that will be owned by the Selling Shareholders upon completion of the offering. We cannot assure you that the Selling Shareholders will sell any of the offered Common Shares. In addition, we may elect to pay cash for any Units exchanged, rather than exchanging those Units for Common Shares. The Common Shares covered by this prospectus represent less than one percent of the total Common Shares outstanding as of January 31, 2007.

Name of Selling Shareholder	Number of Common Shares Beneficially Owned and Offered Hereby
Preston Butcher, as trustee of the CPB/CFB Revocable Trust	223,527	(1)
Mack Pogue	160,672	(2)
Bil Associates Limited Partnership	133,028
The Pogue Children’s 1988 Lincoln Trust	69,796	(3)
Nancy Davis Stockton	63,383
The Rossi Family Trust	61,756	(4)
Stuart L. Leeder	59,764
Baker Street Holdings, L.L.C.	58,669
Boulder Capital, LLC	55,197
Robert M. Hutt	39,641
Boatman Family Trust	24,984
Mack Pogue, Inc.	23,064	(5)
Nunn, Ltd.	22,243
John T. Rippel	22,199
V. Jay Hiemenz	14,271
Andrew W. Colquitt	7,929
The Arthur F. Pizzinat and Julie W. Pizzinat Family Trust	7,314
James M. Krohn	6,343
Elmer E. Rasmuson Residuary Trust	5,388
Patrick W. Dukes	4,757
J. Keith Ormond	4,733
Robert A. and Mary Craig Fishman	4,733
Steven N. and Tamara L. Kolodny, Trustees of the Steven and Tamara Kolodny Family Trust	4,733
The Bryan Family Trust	4,733
David B. Bartell (deceased) and Santa M. Bartell	4,733
Eileen McNutt Survivor Trust, Eileen McNutt, Trustee	4,733
Agid Revocable Living Trust	4,150
Carla McGinley	3,062
John S. Dinkel	3,062
Edward B. Rasmuson	2,838
P.A.B. Living Trust	2,549
John A. Swartz	2,442
Robert D. Selleck	2,292
George L. Szabo	2,292
Ronald B. Sunderland	2,292
Gregory G. and Gretchen I. Womble	2,075
D’Agostino Trust Agreement	2,028
Richard A. Haines & Elizabeth L. Haines Revocable Family Trust	1,551
Kate E. Grace, Trustee of the Grace Family Revocable Trust	1,551
The Merrill Family Trust dated 4/7/92	1,551

Garry G. and Karla J. Mathiason	1,290
Sidney Grossman Jr. and Karen Kelly Grossman Revocable Living Trust	1,146
William K. Hobin	1,146
Ellen B. Gray	996
Richard S. and Myra G. Mannheimer Survivor’s Trust under Family Trust 2/6/06	996
Joe S. Solari III	693
Philip R. Solari	691
Craig W. and Susan S. James	691
The Richard A. Johanson and Althea R. Johanson Family Trust	498
Thomas M. Peetz	289
James A. and Barbara R. Zeller	289
Charles W. Wagner	289
Total	1,135,072

(1)          Beneficially owns an additional 1,298,645 Units and Common Shares.

(2)          Beneficially owns an additional 49,024 Units.

(3)          Beneficially owns an additional 9,754 Units.

(4)          Beneficially owns an additional 115,492 Units.

(5)          Beneficially owns an additional 513,352 Units.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion under the heading “Federal Income Tax Considerations” in our annual report on Form 10-K for the year ended December 31, 2006, which has been incorporated into this prospectus by reference.  The following discussion summarizes the material federal income tax considerations that may be relevant to a Selling Shareholder who desires to have its Units exchanged for Common Shares.

Tax Treatment of an Exchange of Units.   If a Selling Shareholder exchanges Units for Common Shares, the exchange will be a taxable event and, as a result, the Selling Shareholder will recognize gain or loss. The determination of the amount of gain or loss that will be recognized by a Selling Shareholder will be based on the difference between the amount realized for tax purposes and the adjusted tax basis in the Selling Shareholder’s Units. See “Basis of Units” below. The “amount realized” will be equal to the product of (i) the number of Units exchanged, multiplied by the price of the Common Shares received on the date of the exchange plus (ii) the portion of our operating partnership’s liabilities allocable to the Units exchanged. To the extent that this amount exceeds the Sellers Shareholder’s adjusted tax basis in the Units exchanged, the Selling Shareholder will recognize gain. The amount of gain the Selling Shareholder recognizes could exceed the value of the Common Shares that the Selling Shareholder receives if the Selling Shareholder has a “negative tax capital account.”

Except as described below, any gain recognized upon a sale or other disposition of Units, which includes the exchange of Units for Common Shares, will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized by a Selling Shareholder in an exchange of Units for Common Shares attributable to a Selling Shareholder’s share of “unrealized receivables” of our operating partnership exceeds the Selling Shareholder’s basis attributable to the “unrealized receivables”, the excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in our operating partnership’s income, any rights to payments for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if our operating partnership had sold its assets at their fair market value at the time of the transfer of the Units.

For individuals, trusts and estates, net capital gain from the sale of an asset held 12 months or less is subject to tax at the applicable rate for ordinary income. For these taxpayers, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than 12 months generally is 15%. An exception to the general 15% rule applies, however, to net capital gains attributable to the sale of depreciable real property. Under the exception, gain attributable to prior depreciation deductions not otherwise recaptured as ordinary income under other depreciation recapture rules is subject to a rate of tax of 25%. The Internal Revenue Service has issued final Treasury regulations providing that the 25% rate applies to sales or exchanges of interests in partnerships that hold depreciable real property. Consequently, any gain on the sale or exchange of a unit held for more than 12 months could be treated partly as gain from the sale of depreciable real property subject to the 25% rate, partly as gain from the sale of a long-term capital asset subject to a 15% tax rate, and to the extent that the gain is attributable to unrealized receivables, partly as ordinary income.

Tax Treatment of a Redemption of Units.   We have the right to pay to a Selling Shareholder cash in lieu of issuing Common Shares in exchange for Units. If we elect to redeem Units for cash, the tax consequences to a Selling Shareholder would depend on whether or not the redemption is a redemption of all of a Selling Shareholder’s Units. If the redemption is a redemption of all of a Selling Shareholder’s Units, the Selling Shareholder would recognize taxable gain only to the extent that the cash, plus the share of our operating partnership’s liabilities allocable to the redeemed Units, exceeded the Selling Shareholder’s adjusted tax basis in all of the Selling Shareholder’s Units immediately before the redemption. On the other hand, the Selling Shareholder would recognize taxable loss only to the extent that the Selling Shareholder’s adjusted tax basis in all of the Selling Shareholder’s Units immediately before the redemption exceeded the cash, plus the share of our operating partnership’s liabilities allocable to the redeemed Units. If the redemption is a redemption of less than all of the Selling Shareholder’s Units, the Selling Shareholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of our operating partnership’s liabilities allocable to the redeemed Units, exceeded the Selling Shareholder’s adjusted tax basis in all of the Selling Shareholder’s Units immediately before the redemption.

Basis of Units.   In general, a Selling Shareholder who originally received Units in exchange for a contribution of property to our operating partnership had an initial tax basis in the Units equal to the Selling Shareholder’s basis in the contributed property. A Selling Shareholder’s initial tax basis in the Units generally is increased by the Selling Shareholder’s share of our operating partnership’s taxable income and increases in the Selling Shareholder’s share of liabilities of our operating partnership allocated to such Selling Shareholder. If the Selling Shareholder is an obligated partner under a deficit restoration obligation or has guaranteed partnership indebtedness, the Selling Shareholder’s tax basis may also include additional liabilities. A Selling Shareholder’s initial tax basis in the Units generally is decreased, but not below zero, by the Selling Shareholder’s share of our operating partnership’s distributions, decreases in the Selling Shareholder’s liabilities in our operating partnership allocated to such Selling Shareholder, the amount of any Selling Shareholder liabilities assumed by the operating partnership, the Selling Shareholder’s share of losses of our operating partnership, and the Selling Shareholder’s share of nondeductible expenditures of our operating partnership that are not chargeable to capital.

Potential Application of the Disguised Sale Rules to a Redemption of Units.   There is a risk that if a Unit is redeemed, particularly if it is redeemed within two years of when it was issued, the IRS might contend that the original transaction pursuant to which the Units were issued should be treated as a “disguised sale” of property. Under the disguised sale rules, unless an exception applies, a partner’s contribution of property to a partnership and a subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner may be treated as a sale, in whole or in part, of the contributed property by the partner to the partnership. If money or other consideration is transferred by a partnership to a partner within two years of the partner’s contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. If two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

You are advised to consult with your own tax advisors regarding the specific tax consequences of the exchange or redemption of Units, including the federal, state, local, foreign or other tax consequences relating thereto.

PLAN OF DISTRIBUTION

Any of the Selling Shareholders may from time to time, in one or more transactions, sell all or a portion of the offered Common Shares on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which the Common Shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered Common Shares from time to time will be determined by the Selling Shareholders and, at the time of such determination, may be higher or lower than the market price of the Common Shares on the New York Stock Exchange. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Shareholder or from purchasers of offered Common Shares for whom they may act as agents, and underwriters may sell offered Common Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of offered Common Shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The offered Common Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the offered Common Shares may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell the offered Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the New York Stock Exchange; (e) privately negotiated transactions; and (f) underwritten transactions. The selling shareholders and any underwriters, dealers or agents participating in the distribution of the offered Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the offered Common Shares by the selling shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

When a Selling Shareholder elects to make a particular offer of Common Shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such Selling Shareholder and any other required information will be identified in a prospectus supplement.

In order to comply with the securities laws of certain states, if applicable, the Common Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Common

Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the Common Shares registered hereunder, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and accountants, except that certain Selling Shareholders to whom 153,809 Common Shares are issuable will pay their prorata share of all such costs and expenses. In addition, the Selling Shareholders will pay any brokerage fees and commissions, fees and disbursements of their legal counsel and share transfer and other taxes attributable to the sale of the Common Shares.

EXPERTS

The consolidated financial statements and schedule of Equity Residential appearing in Equity Residential’s Annual Report (Form 10-K) for the year ended December 31, 2006, Equity Residential management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 also included in the Form 10-K, and the Statement of Revenue and Certain Expenses of 600 Washington Street, Cove at Boynton Beach I & II, Missions at Sunbow, Tuscany at Lindbergh, The Park at Turtle Run, Estates at Wellington Green, Playa Pacifica, Kings Colony, Lincoln Green, Uptown Square, Kenwood Mews, The Gallery and San Marcos included in Equity Residential’s Current Report on Form 8-K dated March 6, 2007,  have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and schedule,  management’s assessment and the statements of revenue and certain expenses are incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the offered Common Shares has been passed upon for us by the law firm of DLA Piper US LLP. Certain tax matters have been passed upon for us by DLA Piper US LLP, Chicago, Illinois, our special tax counsel.

1,135,072 Shares

EQUITY RESIDENTIAL

Common Shares of Beneficial Interest

PROSPECTUS

            , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$1,659
Legal Fees and Expenses*	30,000
Accounting Fees and Expenses*	10,000
Printing and Duplicating Expenses*	5,000
Miscellaneous*	5,000
Total*	$51,659

*                    Estimated

Item 15.                 INDEMNIFICATION OF TRUSTEES AND OFFICERS

Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Registrant’s Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law, effective October 1, 1994, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (“MGCL”) for directors and officers of Maryland corporations. As permitted by the MGCL, the Registrant’s bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant’s express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant’s express request against any claim or liability to which he may become subject by reason of service in such capacity unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Registrant’s bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant’s express request made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the Registrant shall have received (1) a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized or required by the bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The Registrant’s bylaws also (x) permit the Registrant to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served a predecessor of the Registrant or to any employee or agent of the Registrant or a predecessor of the Registrant, (y) provide that any indemnification and payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (z) permit the Registrant to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses to the fullest extent permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

The Registrant has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by trustees and executive officers seeking to enforce their rights under the indemnification agreements and may cover trustees and executive officers under the Registrant’s trustees and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to trustees and executive officers that indemnification will be available.

The partnership agreements of ERP Operating Limited Partnership and its management subsidiaries also provide for indemnification of the Registrant and its officers and trustees to the same extent that indemnification is provided to officers and trustees of the Registrant in its Declaration of Trust, and limit the liability of the Registrant and its officers and trustees to the Operating Partnership and the Management Partnerships and their respective partners to the same extent that the liability of the officers and trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant’s Declaration of Trust.

ITEM 16.         EXHIBITS

4.1	*	—	Articles of Restatement of Declaration of Trust of Equity Residential
4.3	**	—	Fifth Amended and Restated Bylaws of Equity Residential
5		—	Opinion of DLA Piper US LLP
8		—	Opinion of DLA Piper US LLP
23.1		—	Consent of Ernst & Young LLP
23.2		—	Consent of DLA Piper US LLP (included in Exhibit 5)
23.3		—	Consent of DLA Piper US LLP (included in Exhibit 8)
24		—	Power of Attorney (filed as part of the signature page to the Registration Statement)

*                    Included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

**             Included as an exhibit to the Company’s Form 8-K dated December 9, 2004 and filed on December 10, 2004.

ITEM 17.         UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities (if the total dollar value of Securities would not exceed that which was registered) and a deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, That paragraphs (a)(1)(i), (a)(1)(ii), and (a)(a)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports field with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus that is filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

(4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 12, 2007.

EQUITY RESIDENTIAL
By:	/s/ David J. Neithercut
David J. Neithercut, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints David J. Neithercut, Donna Brandin and Ian S. Kaufman, or any of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith or in connection with the registration of the Securities under the Exchange Act, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth below and on the dates indicated:

Name	Title	Date
/s/ DAVID J. NEITHERCUT	President, Chief Executive Officer and Trustee	March 7, 2007
David J. Neithercut
/s/ DONNA BRANDIN	Executive Vice President and	March 7, 2007
Donna Brandin	Chief Financial Officer
/s/ IAN S. KAUFMAN	First Vice President, Controller and	March 12, 2007
Ian S. Kaufman	Chief Accounting Officer
/s/ JOHN W. ALEXANDER	Trustee	March 8, 2007
John W. Alexander
/s/ CHARLES L. ATWOOD	Trustee	March 9, 2007
Charles L. Atwood
/s/ STEPHEN O. EVANS	Trustee	March 7, 2007
Stephen O. Evans
/s/ JAMES D. HARPER, JR.	Trustee	March 8, 2007
James D. Harper, Jr.
/s/ BOONE A. KNOX	Trustee	March 7, 2007
Boone A. Knox

/s/ JOHN E. NEAL	Trustee	March 7, 2007
John E. Neal
/s/ DESIREE G. ROGERS	Trustee	March 8, 2007
Desiree G. Rogers
/s/ SHELI Z. ROSENBERG	Trustee
Sheli Z. Rosenberg		March 8, 2007
/s/ GERALD A. SPECTOR	Executive Vice President, Chief Operating	March 7, 2007
Gerald A. Spector	Officer and Trustee
/s/ B. JOSEPH WHITE	Trustee	March 7, 2007
B. Joseph White
/s/ SAMUEL ZELL	Chairman of the Board of Trustees	March 7, 2007
Samuel Zell

EXHIBIT INDEX

Exhibit Number		Exhibit Description
4.1	*	Articles of Restatement of Declaration of Trust of Equity Residential
4.3	**	Fifth Amended and Restated Bylaws of Equity Residential
5		Opinion of DLA Piper US LLP
8		Opinion of DLA Piper US LLP
23.1		Consent of Ernst & Young LLP
23.2		Consent of DLA Piper US LLP (included in Exhibit 5)
23.3		Consent of DLA Piper US LLP (included in Exhibit 8)
24		Power of Attorney (filed as part of the signature page to the Registration Statement)

*                    Included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

**             Included as an exhibit to the Company’s Form 8-K dated December 9, 2004 and filed on December 10, 2004.